                                                                Exhibit 12
                                                                ----------


                                 AMETEK, Inc.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)


                                              Years Ended December 31,
                                -----------------------------------------------------
Earnings:                         1993        1994      1995       1996       1997
                                --------    --------   --------   --------   --------
  Income from continuing
   operations                   ($13,337)    $29,004    $36,884    $43,072    $50,264
  Income tax expense
   (benefit)                      (7,504)     17,009     21,721     23,310     27,930
  Interest expense - gross        18,580      22,295     20,317     19,660     18,499
  Capitalized interest              (977)       (677)      (142)      (599)      (318)
  Amortization of debt financing
   costs                             173       1,385      1,221        136          -(3)
  Interest portion of rental
   expense (1)                     1,394       1,399      1,552      1,844      1,944
                                --------    --------   --------   --------   --------
     Adjusted earnings           ($1,671)    $70,415    $81,553    $87,423    $98,319
                                ========    ========   ========   ========   ========

Fixed Charges:
  Interest expense, net of
   capitalized interest          $17,603     $21,618    $20,175    $19,061    $18,181
  Capitalized interest               977         677        142        599        318
  Amortization of debt
   financing costs                   173       1,385      1,221        136          -(3)
  Interest portion of rental
   expense (1)                     1,394       1,399      1,552      1,844      1,944
                                --------    --------   --------   --------   --------
       Fixed charges             $20,147     $25,079    $23,090    $21,640    $20,443
                                ========    ========   ========   ========   ========

  Ratio of adjusted earnings    --------    --------   --------   --------   --------
   to fixed charges                   - (2)     2.8x       3.5x       4.0x       4.8x
                                ========    ========   ========   ========   ========

------------------------
(1) Estimated to be 1/3 of total rent expense.
(2) Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $21.8 million.
(3) Included in interest expense in 1997, not significant in amount.